Exhibit 10.1

STRICTLY CONFIDENTIAL

NON-NEGOTIABLE, NON-TRANSFERABLE PROMISSORY NOTE

Initial Face Amount: US$200,000,000 Issue Date: 15 September 2026

1. Promise to deliver shares. For value received, BUUU GROUP LIMITED (the “Issuer”) promises to deliver to DEEDTECH INC. (the “Holder”) Class A ordinary shares of the Issuer at the Fixed Issue Price of US$20.00 per share, in settlement of the Deferred Consideration under the Share Purchase Agreement dated 3 September 2026 among the Issuer, the Holder and Mr. Wang Bin (the “Agreement”), at the times, in the amounts and subject to the conditions set out in the Agreement.

2. Face amount; automatic adjustment. The face amount of this Note shall adjust automatically, without endorsement, presentment or further action, so that it equals at all times the Attributable Consideration most recently determined under Article 3 of the Agreement (the Aggregate Consideration entitlement multiplied by the Transferred Percentage) less all consideration previously settled, provided that the face amount shall in no event be less than zero. Aggregate settlements under this Note shall not exceed the Maximum Consideration under the Agreement multiplied by the Transferred Percentage, less the Closing Issuance — the base portion corresponding to up to 10,000,000 Class A Shares (US$200,000,000 at the Fixed Issue Price), issuable only in annual earnout instalments —, and, together with the Closing Issuance, shall not exceed the Maximum Consideration under the Agreement multiplied by the Transferred Percentage (the Share Cap applying to the aggregate number of Class A Shares), excluding any additional Class A Shares issuable pursuant to Clause 4.5A(c). The face amount may decrease to zero. The face amount of this Note, the Fixed Issue Price and the number of Class A Shares deliverable hereunder shall be adjusted proportionately, automatically and without endorsement, upon any Adjustment Event (including any share split, reverse share split, subdivision, consolidation, bonus issue, stock dividend, reclassification or recapitalisation), in accordance with Clause 3.6 of the Agreement. Any excess of consideration previously settled over the Aggregate Consideration entitlement shall be dealt with exclusively in accordance with Clause 4.4 of the Agreement and shall not give rise to any payment obligation under this Note.

3. No interest; no cash. This Note bears no interest. This Note creates no obligation to pay any amount in cash in any circumstances (including on maturity or upon any acceleration under Clauses 4.5A to 4.5C of the Agreement); the sole obligation of the Issuer is the issuance of Class A Shares in accordance with the Agreement.

4. Settlement. Each settlement pursuant to Clause 4.2 or 4.3 of the Agreement reduces the face amount of this Note by the amount settled. Settlement is subject to the conditions in Clause 4.8 of the Agreement and to the true-up, surrender, clawback and set-off provisions of the Agreement (including Clauses 4.4, 9 and 10, pursuant to which the face amount may be reduced by way of set-off). Any shortfall remaining after the application of the surrender mechanism under Clause 4.4 shall be dealt with exclusively in accordance with Clause 4.4 and shall not constitute any payment obligation of the Holder under this Note. Every issuance under this Note is further subject to the Ownership Blocker and the queued-settlement mechanics in Clause 4.9 of the Agreement, and is paced by the collection-based issuance mechanics in Clause 4.2A of the Agreement.

5. Non-negotiable; non-transferable. This Note is not a negotiable instrument. This Note and any rights hereunder may not be sold, assigned, transferred, charged or otherwise disposed of or encumbered by the Holder; any purported transfer or encumbrance is void.

6. Maturity; Breach Events; acceleration. This Note matures, and all Deferred Consideration evidenced hereby shall be settled in full, on the earlier of the Final Settlement Date and 31 December 2029, in accordance with Clause 4.5A of the Agreement. Upon a Breach Event or a Liquidity Event, this Note shall accelerate and become immediately due in accordance with Clauses 4.5B and 4.5C of the Agreement, and shall in every case be settled solely by the issuance of Class A Shares at the Fixed Issue Price and not in cash. No default interest, penalty or premium applies, other than the uplift expressly provided for in Clause 4.5A(c) of the Agreement.

STRICTLY CONFIDENTIAL

7. No shareholder rights. This Note confers on the Holder no rights as a shareholder of the Issuer (including any voting, dividend, distribution, information or pre-emptive rights) unless and until Class A Shares are actually issued. This Note is not convertible into, or exercisable or exchangeable for, Class B Shares or any security carrying more than one vote per share.

8. Securities law. This Note and the Class A Shares issuable on settlement hereof have not been, and will not at issuance be, registered under the U.S. Securities Act of 1933, and are issued in reliance on exemptions therefrom; the Class A Shares are subject to the lock-up and transfer restrictions in the Agreement (including, in respect of the Closing Issuance Shares, Clause 12.3A).

9. Agreement prevails; cancellation. This Note is issued under, is subject in all respects to, and shall be read together with the Agreement; in the event of any conflict, the Agreement prevails. Upon completion of the final settlement (and any surrender) under the Agreement, this Note shall be cancelled and returned to the Issuer.

10. Governing law; arbitration. This Note and any dispute or claim arising out of or in connection with it are governed by the laws of Singapore, and Clause 22.2 (arbitration; SIAC) of the Agreement applies mutatis mutandis.

BUUU GROUP LIMITED

By:
Name:
Title: